Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

Set forth herein is the Code of Business Conduct and Ethics (this “Code”) adopted by Earthstone Energy, Inc. (“Earthstone” or the “Company”). This Code provides Earthstone’s principles and standards of conduct to guide all directors, officers and employees of Earthstone in our goal to achieve the highest business and personal ethical standards as well as compliance with the laws, rules and regulations that apply to our business. All of our directors, officers and employees are required to conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of improper behavior.

This Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of this Code; and

•	Accountability for adherence to this Code.

II.	CONFLICTS OF INTEREST

A conflict of interest exists when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with Earthstone.

No director, officer or employee may seek or accept from the Company any credit, an extension of credit or the arrangement of an extension of credit in the form of a personal loan.

A conflict of interest may arise for a director, officer or employee of the Company in a situation where such director, officer or employee has an interest in, accepts employment with, becomes involved with, or otherwise works for, any customer, supplier, vendor, contractor or competitor of Earthstone (except for an investment in publicly traded securities where such individual does not have the ability to influence or direct policies or management of such customer, supplier, vendor, contractor or competitor), including serving as a director of any customer, supplier, vendor, contractor or competitor of Earthstone. In such instances, the director, officer or employee should report such situation, in advance, to the appropriate internal personnel for analysis.

Directors, officers and employees should avoid situations that could be construed as a conflict of interest. Such situations, whether actual conflicts or not, give rise to concerns on the part of shareholders, analysts, the general public and other officers, directors and employees.

Any director, officer or employee who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or follow the procedures described in Section XII of this Code.

III.	INSIDER TRADING

Directors, officers and employees of Earthstone who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

IV.	CORPORATE OPPORTUNITIES

Except as set forth below in this Section IV, without the written consent of the Earthstone Board of Directors, directors, officers and employees are prohibited from taking for themselves an opportunity that is (a) a potential transaction or matter that may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could reasonably have an interest or expectancy or (b) discovered through the use of corporate property, information or position. No director, officer or employee may use corporate property, information, or position for personal gain or competing with the Company directly or indirectly. Directors, officers and employees owe a duty to advance the legitimate interests of the Company when the opportunity to do so arises.

The members of the Earthstone Board of Directors employed by EnCap Investments L.P. or its affiliates (the “Investor Parties”), their affiliates and respective agents, shareholders, members, partners, officers, directors and employees, including any director or officer of the Company who is also a shareholder, member, partner, officer, director, or employee of any member of the Investor Parties, have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (x) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other

Investments”) and (y) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Company and its subsidiaries or in the same or similar lines of business as the Company and its subsidiaries, or that could be suitable for the Company or its subsidiaries.

To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Investor Party or are business opportunities in which an Investor Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Investor Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Company.

V.	COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No director, officer or employee of Earthstone shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company director, officer, employee, family member of any of the foregoing or agent unless it:

•	Is not a cash gift;

•	Is consistent with customary business practices;

•	Is not excessive in value;

•	Cannot be construed as a bribe or payoff; and

•	Does not violate any laws or regulations.

VI.	DISCRIMINATION AND HARASSMENT

The Company is firmly committed to providing equal employment opportunity to qualified individuals regardless of race, color, religion, gender, age, national origin, citizenship status, sexual orientation, disability, military service or reserve or veteran status, marital status, or other protected status. Earthstone will not tolerate illegal discrimination or harassment of any kind. Examples of harassment include derogatory comments based on racial or ethnic characteristics and unwelcome conduct of a sexual nature. All of our employees deserve a work environment where they will be respected and the Company is committed to providing an environment that supports honesty, integrity, respect, trust and responsibility.

VII.	RECORD-KEEPING

Earthstone requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Reimbursable expenses incurred by directors, officers and employees must be documented and recorded accurately. No one should rationalize or even consider misrepresenting facts or falsifying records.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Earthstone’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls and generally accepted accounting principles.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to Earthstone’s record retention policies.

VIII.	FINANCIAL REPORTING AND DISCLOSURE

All transactions involving Earthstone and its subsidiaries must be documented, in reasonable detail, and accounted for on the books and records of the Company in accordance with generally accepted accounting principles and applicable laws and regulations. Earthstone’s Principal Accounting Officer is responsible for establishing and maintaining accounting policies and procedures, disclosure controls and internal control standards, and the requirements for financial reporting to the Company's Management and others.

IX.	CONFIDENTIALITY

Directors, officers and employees must safeguard the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Earthstone or its customers, if disclosed. The obligation to preserve confidential information continues even after employment ends.

X.	PROTECTION AND PROPER USE OF THE COMPANY ASSETS

All directors, officers and employees should endeavor to protect the Company's assets, including funds, property, electronic communications systems, information resources, data, facilities, equipment and supplies, and ensure their efficient use. Theft, carelessness and waste have a direct impact on Earthstone’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section XII of this Code. Company assets should be used for legitimate Company purposes.

The obligation of directors, officers and employees to protect Earthstone’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, software programs, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy and this Code. It could also be illegal and result in civil or criminal penalties.

XI.	IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No director, officer or employee of the Company shall take any action (e.g., offering or paying bribes or other financial incentives, providing inaccurate or misleading legal analysis, blackmailing, and making physical threats) or make any false, misleading or inaccurate oral or written statement to fraudulently influence, coerce, manipulate or mislead an independent auditor engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering the financial statements materially misleading. This standard shall also include improper influence with respect to preparation of Earthstone’s oil and gas reserves by an independent petroleum engineering firm.

XII.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Earthstone encourages and promotes ethical behavior. Directors, officers and employees are encouraged to promptly discuss with, or otherwise disclose to, their supervisors, managers or other appropriate personnel any observed or suspected violations of laws, rules, regulations or this Code.

Reporting of violations will remain confidential to the degree possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations or misconduct. No employee of the Company may be discharged, demoted, suspended, threatened, harassed or in any other manner be discriminated against in the terms and conditions of their employment because of reporting or aiding in the investigation of violations of laws, rules, regulations or this Code. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

For the avoidance of doubt, nothing in this Code is to be interpreted or applied in any way that prohibits, restricts or interferes with an employee’s (a) exercise of rights provided under, or participation in, “whistleblower” programs of the SEC or any other applicable regulatory agency or governmental entity (each, a “Government Body”), or (b) good faith reporting of possible violations of applicable law to any Government Body, including cooperating with a Government Body in any governmental investigation regarding possible violations of applicable law.

XIII.	VIOLATIONS OF THE CODE AND DISCIPLINARY ACTION

Every director, officer and employee of the Company has a duty to adhere to this Code. If a law conflicts with a policy in this Code, you must comply with the law. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, or in the case of a director a request for resignation, and civil and criminal prosecution, if appropriate. Earthstone will promptly and properly document all reasons for disciplinary actions taken against its directors, officers and employees for violations of this Code.

XIV.	WAIVERS OF THE CODE

Any waiver of this Code for directors or executive officers of Earthstone may be made only by the Company's Board of Directors and will be promptly disclosed if and as required by law, including the rules and regulations of the SEC, and the listing requirements of any applicable stock exchange.